Exhibit 11

November 19, 2004

Hallmark Equity Series Trust
1250 Broadway
New York, NY 10001

Ladies and Gentlemen:

I have acted as counsel to Hallmark Mid-Cap Growth Fund (the “Fund”) of Hallmark Equity Series Trust (the “Trust”), a Delaware business trust, in connection with the preparation and filing of its Proxy Statement and Prospectus on Form N-14 (the “Registration Statement”) in connection with the proposed acquisition by the Fund of substantially all of the assets, and the proposed assumption by the Fund of substantially all of the liabilities, of Segal Bryant & Hamill Mid Cap Fund (the “SBH Fund”), and the simultaneous distribution to the SBH Fund of newly-issued shares of common stock of the Fund having an aggregate net asset value equal to the net assets of the SBH Fund acquired by the Fund reduced by the amount of the liabilities of the SBH Fund assumed by the Fund (collectively, the “Reorganization”).

I have examined copies of the Declaration of Trust and By-Laws of the Trust, the Registration Statements, and such other records, proceedings and documents, as I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I deemed necessary to form a basis for the opinion hereinafter expressed. In my examination of such material, I have assumed the genuineness of all signatures and the conformity to original documents of all copies.

Based upon the foregoing, I am of the opinion that the shares of beneficial interest, no par value per share, of the Trust to be issued in the Reorganization accordance with the terms set forth in the Registration Statement, when so issued will constitute validly authorized and legally issued shares of beneficial interest, fully paid and non-assessable by the Trust.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Amy W. Bizar

Amy W. Bizar
General Counsel